UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LION COPPER AND GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1664106
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

c/o 1200 - 750 West Pender Street
Vancouver, BC V6C 2T8
(Address of Principal Executive Offices and Zip Code)

2023 STOCK OPTION PLAN
(Full title of plan)

Charles Travis Naugle
Chief Executive Officer
Lion Copper and Gold Corp.
c/o 1200 - 750 West Pender Street
Vancouver, BC V6C 2T8
(Name and address of agent for service)

(917) 371- 2966
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 31, 2023;

(b) Amendment No. 1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on April 28, 2023;

(c) The Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2023, filed on May 15, 2023;

(d) The Registrant's Current Reports on Form 6-K filed on January 5, 2023, January 12, 2023, February 13, 2023, March 3, 2023, and June 27, 2023;

(e) The description of the Registrant's common shares contained in the Registrant's Annual Information Form for the year ended December 31, 2006, which was incorporated by reference in the Registrant's Registration Statement on Form 40-F filed on February 13, 2008, including any amendments or reports filed for the purpose of updating such description; and

(f) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.  Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

No expert named in the registration statement has any equity or other interest in the Registrant or was retained on a contingent basis or will receive a direct or indirect interest in the Registrant in connection with the registration statement.

Item 6. Indemnification of Directors and Officers.

As authorized by Section 160 of the Business Corporations Act (British Columbia), we may indemnify our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party, so long as such persons acted honestly and in good faith and in a manner in which they reasonably believed to be in the best interests of the Registrant. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under British Columbia law, corporations may also purchase and maintain insurance on behalf of any person who is or was a director or officer (or is serving at the request of the Registrant as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer.

Our corporate articles provide that subject to the provisions of the Business Corporations Act (British Columbia), we will indemnify our directors and former directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which they are a party by reason of their role as a director of the company. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Registrant and shall enure to the benefit of the indemnitee's heirs, executors and administrators.

The effect of these provisions is potentially to indemnify the Registrant's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

4.1	2023 Stock Option Plan

5.1	Opinion of Morton Law LLP

23.1	Consent of MNP LLP, Chartered Professional Accountants

23.2	Consent of Morton Law LLP (see Exhibit 5.1)

24.1	Power of attorney (see Signature Page)

107	Filing Fee Table

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 Provided however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 or Form SF-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on August 10, 2023.

LION COPPER AND GOLD CORP.

By:	/s/ Stephen Goodman
Stephen Goodman
President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Lion Copper and Gold Corp. hereby constitutes and appoints Charles Travis Naugle and Stephen Goodman, or either of them individually, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person's name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-8 of Lion Copper and Gold Corp. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles Travis Naugle	Chief Executive Officer, Co-Chairman and	August 10, 2023
Charles Travis Naugle	Director (Principal Executive Officer)

/s/ Stephen Goodman	President, Chief Financial Officer and Director	August 10, 2023
Stephen Goodman	(Principal Financial and Accounting Officer)

/s/ Thomas Patton	Co-Chairman and Director	August 10, 2023
Thomas Patton

/s/ Tony Alford	Director	August 10, 2023
Tony Alford